Exhibit 99.1

BAKER HUGHES, A GE COMPANY
EMPLOYEE STOCK PURCHASE PLAN

i

TABLE OF CONTENTS

Article I PURPOSE, SHARE COMMITMENT AND INTENT

1.1 Purpose	1
1.2 Share Commitment	1

Article II DEFINITIONS
Article III ELIGIBILITY

3.1 General Requirements	3
3.2 Exclusions From Participation	3

Article IV OPTIONS

4.1 Terms of an Offering	3
4.2 Grant of Option	4
4.3 Maximum Number of Shares Subject to Option	4
4.4 Formula or Specific Share Limitation Established by the Company	4
4.5 Annual $12,000 Limitation	4
4.6 Adjustments of Options	4
4.7 Insufficient Number of Shares	5

Article V PAYROLL DEDUCTIONS

5.1 Authorization of Payroll Deductions	5
5.2 Payroll Deductions Continuing	5
5.3 Right to Stop Payroll Deductions	5
5.4 Accounting for Funds	5
5.5 Participating Company’s Use of Funds	5
5.6 Return of Funds	6

Article VI IN SERVICE ELECTION CHANGES; TERMINATION OF EMPLOYMENT

6.1 In Service Election Changes	6

6.2 Termination of Employment Prior to the Exercise Date	6

Article VII EXERCISE OF OPTION

7.1 Purchase of Shares of Stock	6
7.2 Issuance of Shares of Stock	6

Article VIII ADMINISTRATION

8.1 Powers	7
8.2 Standard of Judicial Review of Committee Actions	8

Article IX PARTICIPATION IN PLAN BY SUBSIDIARIES

9.1 Participation Procedure	8
9.2 No Joint Venture Implied	8

Article X TERMINATION AND AMENDMENT OF THE PLAN

10.1 Termination	8
10.2 Amendment	9
10.3 Plan Term; Approval by Stockholders	9

Article XI MISCELLANEOUS

11.1 Plan Not An Employment Contract	9
11.2 Options Are Not Transferable	10
11.3 No Rights of Stockholder	10
11.4 Governmental Regulations	10
11.5 Notices	10
11.6 Indemnification	10
11.7 Tax Withholding	10
11.8 Gender and Number	10
11.9 Data Privacy	11
11.10 Dispositions in Compliance with Securities Laws	11
11.11 Beneficiary(ies)	11
11.12 Severability	11
11.13 Binding Effect	11

11.14 Limitation on Liability	11
11.15 Governing Law	11

Article I

PURPOSE, SHARE COMMITMENT AND INTENT

1.1       Purpose. The purpose of the Plan is to provide Employees that are selected by the Company to participate in the Plan an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock at a discount and thus develop a stronger incentive to work for the continued success of the Company. The Plan is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

1.2       Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is 15,000,000, subject to adjustment as provided in Section 4.6. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.

Article II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1       “Account” means the bookkeeping account maintained by the Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.

2.2       “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or General Electric Company.

2.3       “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or an Affiliate if the period of the leave does not exceed 90 calendar days, or, if longer, so long as the individual’s right to reemployment with the Company or an Affiliate is guaranteed either by statute or contract.

2.4       “Base Compensation” means regular straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.

2.5       “Board” means the Board of Directors of the Company, as constituted from time to time.

2.6       “Change in Control” has the meaning assigned to it in the Baker Hughes, a GE company 2017 Long-Term Incentive Plan, as may be amended from time to time.

2.7       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8       “Committee” means a committee of the Board acting in accordance with the provisions of Section 8.1, designated by the Board to administer the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 8.1(b).

2.9       “Company” means Baker Hughes, a GE company.

2.10       “Employee” means any employee of a Participating Company.

2.11       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12       “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.

2.13       “Fair Market Value” means, with respect to any share of Stock, the closing price of a share of Stock on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.

2.14       “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.

2.15       “Offering” means a given offering of Options under the Plan.

2.16       “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Board or the Committee. Unless and until the Board or the Committee specifies different Offering Periods in writing, there shall be four quarterly Offering Periods during a calendar year, each of which commences on the first day of the quarter and ends on the last day of the quarter.

2.17       “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.

2.18       “Option Price” means the price per share of Stock to be paid by each Participant upon exercise of an Option. The Option Price may be stated as either a percentage or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.6. Unless the Board or the Committee establishes in writing a different Option Price that will apply with respect to a given Offering Period, the Option Price shall be an amount that is equal to 85 percent of the Fair Market Value of a share of Stock on the Exercise Date. The Committee has no authority to establish an Option Price that is lower than the amount specified in the preceding sentence unless such lower Option Price is approved by the Board or the Committee in advance of the applicable Offering Period. Without limiting the foregoing, the Board or the Committee may establish in writing, in advance of the applicable Offering Period, an Option Price equal to a specified percentage but not less than 85 percent of the Fair Market Value of a share of Stock on (a) the Grant Date or (b) the Exercise Date, whichever is lower.

2.19       “Participant” means, with respect to an Offering, an Employee who elects to participate in such Offering.

2.20       “Participating Company” means the Company or any of its Subsidiaries that is selected for participation in the applicable Offering pursuant to Article IX.

2.21        “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

2.22       “Plan” means the Baker Hughes, a GE company Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.

2.23       “Stock” means the Class A common shares of the Company, $0.0001 par value, and such other securities as may become available, pursuant to an adjustment under Section 4.6.

2.24       “Subsidiary” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.24       “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.

Article III

ELIGIBILITY

3.1       General Requirements. Each Employee of each Participating Company who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if such Employee is in the employ of a Participating Company on the Grant Date. Participation in the Plan by any Employee is voluntary.

3.2       Exclusions From Participation. Options will be granted to all Employees of all Participating Companies under each Offering; provided, however, the Committee, in its sole discretion, may determine to exclude any Employee or group of Employees from any Offering, including, without limitation, due to administrative, financial or local law considerations. For clarity, the following individuals are excluded from coverage under an Offering: an individual classified by the Participating Company as an independent contractor or a non-employee consultant, an individual who is performing services for a Participating Company through a leasing or employment agency, or an employee of an entity other than a Participating Company.

Article IV

OPTIONS

4.1       Terms of an Offering. The terms of an Offering shall be established by the Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (1) a designation of the

Participating Company, (2) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (3) the Offering Period, and (4) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical.

4.2       Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.7.

4.3       Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (1) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (2) under limitations established by the Committee pursuant to Section 4.4, or (3) under the limitation set forth in Section 4.5. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.6 and 4.7.

4.4       Formula or Specific Share Limitation Established by the Company. The Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation, or the basic or regular rate of compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Committee determines otherwise with respect to an Offering, the maximum number of shares of Stock that a Participant shall be permitted to purchase during an Offering Period is the lesser of (1) 1,275 shares or (2) the number of shares of Stock that may be purchased with $3,000 at a per share price of 85% of the Fair Market Value of a share of Stock (determined as of the Grant Date).

4.5       Annual $12,000 Limitation. No Employee will be permitted to purchase shares of Stock under the Plan at a rate which exceeds $12,000, or with respect to any Employee whose Base Compensation is denominated in a currency other than United States dollars, the equivalent amount as denominated in such local currency, as determined by the Committee, in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any Option granted to the Employee is outstanding at any time.

4.6       Adjustments of Options. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be changed into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the

Committee. In addition, the Committee shall, in its sole discretion, have authority to provide for (a) the acceleration of the Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.

4.7       Insufficient Number of Shares. If the number of shares of Stock reserved for purchase for any Offering Period is insufficient to cover the number of shares which Participants elect to purchase during such Offering Period, then the number of shares of Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Stock which the Committee shall determine by multiplying the number of shares of Stock reserved under the Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which the Participant elected to purchase during the Offering Period and the denominator of which shall be the total number of shares of Stock which all Participants elected to purchase during such Offering Period.

Article V

PAYROLL DEDUCTIONS

5.1       Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he must elect to participate in the Offering by authorizing deductions from his Base Compensation prior to the Grant Date in accordance with procedures established by the Committee. Unless the Participant changes the rate of the Participant’s payroll deductions, the Participant’s payroll deductions shall continue through the last pay date prior to the Exercise Date. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.

5.2       Payroll Deductions Continuing. A Participant’s payroll deduction authorization may remain in effect for all ensuing Offering Periods until changed by the Participant in accordance with procedures established by the Committee.

5.3       Right to Stop Payroll Deductions. Except for a complete cessation of participation pursuant to Section 6.1, a Participant shall have no right to discontinue the Participant’s payroll deduction authorization.

5.4       Accounting for Funds. As of each payroll deduction period, the Participating Company shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s Base Compensation for that period. No interest shall be credited to the Participant’s Account at any time. The obligation of the Participating Company to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust or secured by any assets which would cause the Participant to be other than a general creditor of the Participating Company.

5.5       Participating Company’s Use of Funds. All payroll deductions received or held by a Participating Company may be used by the Participating Company for any corporate purpose, and the Participating Company shall not be obligated to segregate such payroll deductions.

5.6       Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.

Article VI

IN SERVICE ELECTION CHANGES; TERMINATION OF EMPLOYMENT

6.1       In Service Election Changes. A Participant may decrease the amount of payroll deductions, and may stop payroll deductions altogether, during an Offering Period. A Participant may not increase payroll deductions during an Offering Period (which also means that a Participant who stops payroll deductions during an Offering Period may not contribute for the rest of that period). Election changes must be made in accordance with established administrative procedures, and will not result in refunds of any previous contributions. If the Participant wishes to participate in any future Offering Period, he must file a new payroll deduction election within the time frame required by the Committee for participation in the next Offering Period.

6.2       Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Affiliates terminates for any reason, including but not limited to retirement, death, or disability, prior to the Exercise Date, any unapplied payroll deductions will be used to purchase Shares, and contributions will not resume unless and until the Participant again becomes an Employee and enrolls in the Plan.

Article VII

EXERCISE OF OPTION

7.1       Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase shares of Stock, which may result in the crediting of fractional shares at the Option Price for that Offering. Any fractional shares will be computed to four decimal places. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated and no Option shall remain exercisable after the Exercise Date.

7.2       Issuance of Shares of Stock. The Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of shares of Stock certificates or any other means as the Committee, in its discretion, deems appropriate; provided that no Stock certificates will be delivered for any fractional shares. The Committee may, in its discretion, hold a certificate for any shares of Stock or cause shares of Stock to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Stock as the Committee considers necessary or advisable to comply with applicable law.

Article VIII

ADMINISTRATION

8.1       Powers. Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any law or regulation in jurisdictions in which Participants are eligible to receive Options under any Offering.

(a)       Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority:

i.       to delegate or make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;

ii.       to construe all provisions of the Plan;

iii.       to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;

iv.       to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Committee believes necessary or advisable for the proper administration of the Plan;

v.       to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;

vi.       to determine all controversies relating to the administration of the Plan, including but not limited to any differences of opinion arising between a Participating Company and a Participant, and any questions it believes advisable for the proper administration of the Plan; and

vii.       to delegate any clerical or recordation duties of the Committee as the Committee believes is advisable to properly administer the Plan.

(b)       Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including any Participating Company, any Affiliate, any Participant, any stockholder, and any Employee. Actions of the Committee may be taken by:

i.       the Chairman of the Committee;

ii.       a subcommittee, designated by the Committee;

iii.       the Committee but with one or more members abstaining or recusing himself or herself from acting on the matter, so long as two or more members remain to act on the matter. Such action, authorized by the Chairman, such a subcommittee or by the Committee (whether upon the abstention or recusal of such members or otherwise), shall be the action of the Committee for purposes of the Plan; or

iv.       one or more officers or managers of the Company or any Subsidiary, or a committee of such officers or managers whose authority is subject to such terms and limitations set forth by the Committee, and only with respect to Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act. This delegation shall include modifications necessary to accommodate changes in the laws or regulations of jurisdictions outside the U.S.

8.2       Standard of Judicial Review of Committee Actions. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties, including without limitation all Participants and their beneficiaries, regardless of whether the Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Article IX

PARTICIPATION IN PLAN BY Subsidiaries

9.1       Participation Procedure. The Company, acting through the Committee, shall designate the Subsidiaries of the Company that may participate in a given Offering. A Subsidiary that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.

9.2       No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Subsidiary nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Subsidiary.

Article X

TERMINATION, CHANGE IN CONTROL AND AMENDMENT OF THE PLAN

10.1       Termination. The Company may, by action of the Board or the Committee, terminate the Plan at any time and for any reason. Upon any such termination, all outstanding Options shall, as determined by the Board or the Committee in its sole discretion, (a) terminate, and as soon as administratively feasible there shall be refunded to each Participant the remaining funds in the Participant’s Account, or (b) a date established by the Board or the Committee that is on or before the date of such termination shall be treated as the last day of the Offering Period, and all outstanding Options shall be exercisable on such date. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Committee or the Board and approved by the stockholders of the Company.

10.2.      Change in Control. In the event of a Change in Control, the Board or the Committee, in its sole discretion, may provide for any of the following: (a) each Option shall be assumed or an equivalent option shall be substituted by the acquirer in such Change in Control, (b) a date established by the Board or the Committee that is on or before the date of such Change in Control shall be treated as the last day of the Offering Period, and all outstanding Options shall be exercisable on such date, or (c) all outstanding Options shall terminate and as soon as administratively feasible there shall be refunded to each Participant the remaining funds in the Participant’s Account.

10.3       Amendment. The Board or the Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable. The Board or the Committee may suspend the operation of the Plan for any period as it may deem advisable. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Option a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury or the listing rules of the New York Stock Exchange or such other stock exchange or national market system on which shares of Stock are listed or quoted, must be approved by the stockholders of the Company in order to be effective.

10.4       Plan Term; Approval by Stockholders. Subject to approval by the stockholders of the Company in accordance with this Section, the Plan shall be in effect from the date of the adoption of the Plan by the Board until terminated in accordance with Section 10.1. The Plan shall be submitted for approval by the stockholders of the Company prior to the first Exercise Date. Options may be granted prior to such stockholder approval; provided, however, that if such approval has not been obtained prior to the first Exercise Date, all Options previously granted under the Plan shall thereupon terminate without being exercised, and the funds credited to each Participant’s account shall be returned to such Participant as soon as administratively feasible after such termination.

Article XI

MISCELLANEOUS

11.1       Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Company and its Employees which gives any Employee the right to be retained in his employment. Likewise, it is not intended to interfere with the rights of any Participating Company to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.

11.2       Options Are Not Transferable. Any Option granted to a Participant under the Plan is not transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section 11.2, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3       No Rights of Stockholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a stockholder of the Company until he acquires shares of Stock as provided in the Plan.

11.4       Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.

11.5       Notices. All notices and other communications in connection with the Plan shall be in the form specified by the Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or beneficiary as determined in accordance with Section11.11, or to the Participating Company or its designated representative, as the case may be.

11.6       Indemnification. In addition to all other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Committee member is liable for gross negligence or willful misconduct in the performance of his duties.

11.7       Tax Withholding. At the time a Participant’s Option is granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Company’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Company may, but shall not be obligated to, withhold from the Participant’s Option, by way of net settlement, the number of Shares otherwise issuable on exercise of such Option as is necessary for the Participating Company to meet applicable withholding obligations.

11.8       Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other gender, and words used in the singular or plural shall include the other.

11.9       Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Company that employs the Participant, the Company, and the Committee in order to administer the Plan.

11.10       Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Exchange Act.

11.11       Beneficiary(ies). At the time of the Participant’s or former Participant’s death, any shares of Stock in the Account shall be distributed to such Participant’s or former Participant’s (a) executor or administrator or (b) his heirs at law, if there is no administration of such Participant’s or former Participant’s estate. Before any distribution is made, the Committee may require appropriate written documentation of (1) the appointment of the personal representative of the Participant’s estate or (2) heirship.

11.12       Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.13       Binding Effect. The Plan shall be binding upon any successor of the Company.

11.14       Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

11.15       Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law without regard to conflict of law.

11.16       Section 409A of the Code. Options granted under the Plan to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Options granted to U.S. taxpayers under the Plan will be subject to such terms and conditions that will permit such Options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to an Option be delivered within the short-term deferral period. If the Committee determines that an Option or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Option will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other Person if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee with respect thereto.